     As filed with the Securities and Exchange Commission on June 30, 1997.
                                                            REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MULTICOM PUBLISHING, INC.

             (Exact name of Registrant as specified in its charter)

              WASHINGTON                                    91-1551337
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                           1100 OLIVE WAY, 12TH FLOOR
                            SEATTLE, WASHINGTON 98101
                                 (206) 622-5300

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                TAMARA L. ATTARD
                             CHIEF EXECUTIVE OFFICER
                            MULTICOM PUBLISHING, INC.
                           188 EMBARCADERO, 5TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94105
                                  (415)777-5300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                                       CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                                PROPOSED        PROPOSED
                                                                MAXIMUM         MAXIMUM
                                                AMOUNT TO       OFFERING        AGGREGATE        AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE       BE              PRICE PER       OFFERING         REGISTRATION
  REGISTERED                                    REGISTERED      SHARE(1)        PRICE(1)         FEE
--------------------------------------------  - ----------    -----------       ---------        ------------
  Common Stock ($.01 par value)..........     1,275,091         $1.00           $1,275,091       $386.39
===============================================================================================================

(1) Estimated solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock of Multicom Publishing, Inc. as reported on the Nasdaq SmallCap Market on June 27, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
    SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

1,275,091 SHARES

MULTICOM PUBLISHING, INC.

COMMON STOCK

      This Prospectus includes 1,275,091 shares of Common Stock of Multicom Publishing, Inc. ("Multicom" or the "Company") of which up to an aggregate of 800,000 may be acquired upon conversion of the Company's Series B Convertible Preferred Stock (the "Conversion Shares"), up to an aggregate of 320,000 may be acquired upon the exercise of warrants (the "Warrant Shares"), and 128,597 are outstanding shares of Common Stock (collectively, the "Shares") that may be sold from time to time by or on behalf of certain shareholders (the "Selling Shareholders") of the Company described in this Prospectus under "Selling Shareholders." The holders of the Conversion Shares acquired the Conversion Shares from the Company in a private offering made in reliance upon Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and the holders of the Warrant Shares received the Warrant Shares in a private transaction pursuant to Section 4(2) of the Securities Act. The Company has agreed to register the Conversion Shares and the Warrant Shares under the Securities Act, and to use its best efforts to cause the registration statement covering the Conversion and Warrant Shares to be declared effective and to remain effective for between two (2) to four (4) years following the closing of the sale of the Conversion Shares on March 31, 1997. The remaining Selling Shareholders acquired the Shares from the Company in separate private transactions, on February 7, 1997 and March 31, 1997, pursuant to Section 4(2) of the Securities Act. The Company has agreed to include these shares in any registration statement being filed by the Company by other holders of Company stock. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

      The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the Shares from time to time in the Nasdaq SmallCap Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Shareholders have agreed to certain indemnification arrangements.

      The Company will bear all costs and expenses incident to the offering and sale of the Shares to the public, including without limitation, printing expenses, filing fees, legal fees and disbursements of counsel for the Company, accounting fees and "blue sky" expenses, but excluding any underwriting commissions or similar charges and legal fees and disbursements of counsel for the Selling Shareholders in excess of $10,000.

      THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

      The Company's Common Stock is listed on the Nasdaq SmallCap Market. On June 27, the last sales price of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $1.125.

                                   ----------

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                         OF THE SHARES OFFERED HEREBY.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The date of this Prospectus is _________, 1997.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Reports, proxy statements and other information which the Company has filed electronically with the Commission can be found at the Web site maintained by the Commission at http://www.sec.gov. Multicom's Common Stock is traded on the Nasdaq SmallCap Market. Reports and other information concerning Multicom can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

      1. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated __________, 1996;

      2.    Form 10-KSB for the fiscal year ended June 30, 1996;

      3.    Form 10-QSB dated September 30, 1996;

      4.    Form 10-QSB dated December 31, 1996;

      5.    Form 8-K dated February 7, 1997;

      6.    Form 8-K dated February 11, 1997; and

      7.    Form 10-QSB dated March 31, 1997.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to Multicom Publishing, Inc., 188 Embarcadero 5th Floor, San Francisco, California 94105,
Attn: Secretary.

                                   THE COMPANY

    Multicom Publishing, Inc. ("Multicom" or the "Company") is a leading interactive multimedia company concentrating on new media products and services in the home/family/lifestyle category. New media delivers information and entertainment to users in interactive digital form through media such as CD-ROMs, DVD, DVD-ROMs, the Internet, the World Wide Web, proprietary online services, TV-based systems, interactive kiosks and laptop PC presentations. The Company publishes software that typically incorporates materials licensed from established companies with broad consumer acceptance and substantial brand equity. The Company also develops custom publishing projects for major consumer product and publishing companies, including the development of DVD-ROM products. The Company seeks to capitalize on the consumer trend to increasingly use new media as a source of information and on the business trend to direct more marketing resources to the Internet, the World Wide Web and other types of new media.

    The Company continually upgrades its technology to maintain its leadership in the industry. Multicom is making a significant investment in the development of its DVD capabilities. In early 1997, the Company became the first to release a DVD product, Warren Miller's Ski World '97, which can be played on consumer DVD-Video players and computer DVD-ROM drives. Multicom plans to continue to develop multimedia products using its in-house assets and expertise and to develop DVD products for others on a custom publishing basis.

   Using modular design and development techniques, the Company has created high-quality, award-winning, innovative products. Since the release of its first title in 1992, the Company has increased the total number of multimedia titles it sells and markets to 50 individual titles under licenses from Meredith Corporation, HarperCollins Publishers, American Express Publishing and Simon & Schuster, among others. Twenty-two of the Company's titles incorporate embedded online access to specified Web sites on the Internet and proprietary online services for real-time information and direct advertiser contact.

   Multicom's custom publishing division provides additional new media opportunities to its customers. The Company's custom publishing projects include creation of new media marketing and publishing products, interactive kiosks, comprehensive corporate training programs, corporate Internet Web sites and interactive advertising. Customers for these projects have included First Alert, Better Homes and Gardens Real Estate Service, Great Chefs Publishing, Pulte Homes Corporation, Robert Half International and MacMillan Digital USA, a Viacom company. The Company also designs, creates and sells interactive advertising for its clients in the home/family/lifestyle arena. Customers for the Company's interactive advertising development include Armstrong, DuPont, General Electric and Thomasville. Multicom's interactive productions feature animation, customer surveys and connectivity to clients' Web sites.

   Multicom has gained important strategic advantages from its relationship with Meredith Corporation ("Meredith"), the publisher of Better Homes and Gardens products. Meredith has licensed branded material for many of the Company's CD-ROM titles and has helped the Company to establish key relationships with The Home Depot and several mass-market advertisers. As of June 30, 1997, Meredith owns 15.7% of the Company's outstanding common stock.

   The Company was incorporated in Washington on January 2, 1992. The Company's principal corporate offices are located at 1100 Olive Way, 12th Floor, Seattle, Washington 98101, and it has executive offices in San Francisco, California. The telephone number at its principal corporate offices is (206) 622-5530. The Company's Web site can be located at http://www.multicom.com. Information contained in such Web site is not a part of this Prospectus.

                                  RISK FACTORS

   In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus.

    Continuing Operating Losses; Fluctuating and Unpredictable Operating Results; Seasonality. Except for the quarter ended March 31, 1996, the Company has incurred operating losses in each quarter since its inception. At March 31, 1997, the Company had an accumulated deficit of $14,342,827. The Company expects to experience operating losses until such time as product sales generate sufficient revenues to fund its continuing operations. Additionally, there may be significant fluctuations in operating results due to a variety of factors, including (among others) the size and rate of growth of the consumer and business new media markets, the level of product returns, the timing and size of licensing and custom publishing transactions, high manufacturing and shipping demands at the end of the quarter, development and promotional expenses relating to the introduction of new products or new versions of existing products, the timing and success of product introductions, changes in pricing policies by the Company and its competitors, and the accuracy of retailers' forecasts of consumer demand. Further, the consumer new media software market is highly seasonal. The Company's net sales historically have been higher during the first and fourth calendar quarters, due primarily to higher sales of consumer multimedia and software during the year-end holiday buying season and follow-on software sales in the winter months. The Company expects its net sales and operating results to continue to reflect significant seasonality.

   The Company's expense levels are based, in part, on its expectations regarding future sales and, as a result, operating results would be disproportionately adversely affected by a decrease in sales, a failure to meet the Company's sales expectations or the inability to fill orders. Additionally, as a result of the timing of customer orders, the Company often ships its products, representing a majority of its revenues for a quarter, in the last few weeks of the quarter. This shipping pattern increases the risk of unanticipated fluctuation in quarterly sales because, in the last few weeks of a quarter, the Company has limited opportunities to take corrective action in the event orders do not materialize. Moreover, to meet anticipated customer orders at the end of a quarter, the Company is often required to begin production sooner than would otherwise be the case. As a result, the Company may face increased inventory levels if its projections of future sales at the end of a quarter do not materialize. The Company's products are generally produced and shipped as orders are anticipated or received, and, accordingly, the Company generally operates with little backlog. In the past the Company has been, and in the future the Company could be, forced to accept substantial product returns in excess of allowances provided to maintain its relationships with retailers and its access to distribution channels, which could have a material adverse effect on the Company's business, operating results or financial condition. In addition, the Company has set its staffing levels and budgeted expenditures based upon the expectation that certain custom publishing projects will be obtained and completed. If these expectations are not realized, it may be difficult for the Company to redirect its internal resources and revise its expenditures to address the reduced revenues. The Company's custom publishing businesses (including DVD development, online activities and interactive marketing) often involve fee-for-service contracts. The Company assumes greater financial risk on fixed-price type contracts than on either time-and-materials or cost-reimbursable contracts. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's profit or cause a loss.

    The timing of achieving profitability is primarily dependent upon the Company's continued ability to execute its strategy to penetrate the mass-consumer channels, to increase the level of custom publishing activity, and to reduce its operating expenses and improve cost controls. There can be no assurance that the Company will achieve consistent profitability on a quarterly or annual basis. As a result of the foregoing risk factors, it is likely that in one or more future quarters the Company's operating results will be below the expectations of public market analysts and investors. In that event, the price of the Company's Common Stock would likely be materially adversely affected.

    No Assurance of Ability to Replace Existing Line of Credit and to Comply with Covenants of Loan Agreements. Multicom has a working capital line of credit with Cupertino National Bank entered into during 1995, as amended on June 28, 1996 and March 31, 1997 (the "Line of Credit Facility") that allows for borrowings of up to $2,000,000. As of March 31, 1997, $1,629,000 was outstanding under the Line of Credit Facility. Borrowings under the Line of Credit facility may not exceed the eligible borrowing base, calculated as the sum of percentages of eligible accounts receivable. During April 1997, Cupertino National Bank informed the Company that it would not advance funds in excess of the $1,629,000 that was outstanding and that it would not renew the Line of Credit Facility when it expired on July 5, 1997, primarily due to the default situation discussed below.

   Funds under the Line of Credit Facility are subject to certain lending limit conditions and financial covenants unless otherwise waived heretofore. These covenants include a covenant that mandates the maximum amount of quarterly operating losses permissible of $350,000 through March 31, 1997 and then profitable quarters thereafter (the "operating loss covenant"), a covenant that Multicom maintain its tangible net worth at or above $3,000,000 (the "tangible net worth covenant"), a covenant that mandates a maximum allowable ratio of total liabilities to tangible net worth at or below 3.0 (the "liabilities/TNW covenant") and a covenant that Multicom maintain a minimum quick ratio of 1.0 during the term of the Line of Credit Facility (the "quick asset covenant"). The Line of Credit Facility also provides for limitations on Multicom's ability to enter into future merger, acquisition or debt agreements and restrictions on Multicom's payment of cash dividends and repurchase of common stock. Borrowings under the Line of Credit Facility are secured by substantially all of the assets of Multicom. Interest on borrowings is charged at the lender's prime rate plus 3% (11.5% as of March 31, 1997). These covenants are measured quarterly and Multicom was in default of certain of these covenants at December 31, 1996 and March 31, 1997. The bank agreed to forbear in connection with these defaults.

    Multicom also has debt agreements with Meredith Corporation and Sirrom Capital Corporation. Meredith Corporation has a second position in all the Company's assets under two separate loan agreements with Meredith Corporation. At March 31, 1997, the balance owing under these two loan agreements (the "Meredith Loans") was $249,316. Sirrom has a third position in all of the Company's assets under a loan agreement dated March 31, 1996 as amended on February 7, 1997 and on February 11, 1997. The balance owing under this agreement (the "Sirrom Loan") at March 31, 1997 was $1,825,000.

     A default under the Line of Credit Facility would result in cross defaults under the Meredith and Sirrom Loan agreements. The exercise of rights and remedies under the Line of Credit Facility, Meredith Loan agreement of Sirrom Loan agreement could prevent or delay the continued development and marketing of the Company's products, require curtailment of the Company's operations and could result in the bankruptcy or insolvency of the Company.

    Need for Additional Funds and No Assurance of Available Financing. Multicom has historically experienced negative cash flow from operations and it is expected that Multicom will continue to experience negative operating cash flow. Even with the net proceeds from the Common Stock Financing, Debt Conversion and Preferred Share Financing (defined below), the funding of future operations may require further infusion of capital. There can be no assurances that adequate revenue growth and reduction of operating losses will be achieved, and even if they are, management of Multicom may choose to supplement the Company's cash position. Potential sources of additional funding include private equity financing, mergers, or strategic marketing partnerships. If additional funds are raised by Multicom through the issuance of equity securities or securities convertible into or exercisable for equity securities, the percentage ownership of the then current Shareholders of Multicom will be reduced. Multicom may issue an additional series of preferred stock with rights, preferences or privileges senior to those of the Multicom Common Stock. Multicom does not have any commitments or arrangements to obtain any funding and there can be no assurance that any required financing of Multicom will be available on acceptable terms, if at all. The unavailability of any required financing, the inability to renegotiate current debt financing arrangements or the risks affecting financial performance referenced herein may require curtailment of the Company's operations and could result in the bankruptcy or insolvency of Multicom.

    On February 7, 1997, the Company sold, pursuant to a Common Stock Purchase Agreement, an aggregate of 697,368 shares of Common Stock at $2.28 per share for an aggregate of $1,590,682 of which 109,649 shares were issued in exchange for a software accounting system valued at $250,000 and the remainder were issued for cash (the "Common Stock Financing"). The shares sold in this transaction were sold in reliance upon Section 4(2) of the Securities Act, have not been registered with the Securities and Exchange Commission and carry a restrictive legend.

    On February 7, 1997, the Company converted $750,000 in long-term debt held by Sirrom Investments, Inc. ("Sirrom"), to 150,000 shares of Series A Preferred Stock and on February 11, 1997, the Company converted an additional $425,000 in long-term debt held by Sirrom to 85,000 shares of Series A Preferred Stock (the "Debt Conversion"). The Series A Preferred Stock carries annual cash dividends of $.65 per share, payable monthly, and is convertible to Common Stock at a price of $2.28 per share, or one share of Series A Preferred Stock for 2.19 shares of Common Stock. The shares issued to Sirrom have not been registered with the Securities and Exchange Commission and carry a restrictive legend. In connection with the February 11 transaction, the loan agreement on the remaining debt was amended to include a financial covenant whereby Sirrom Investments, Inc., will be issued warrants to purchase 15% of the outstanding Common Stock on a fully diluted basis at February 11, 1997, at an exercise price of $.01, upon breach of the covenant.

    On March 31, 1997, the Company issued, pursuant to a Letter Agreement, 106,667 shares of Common Stock to Sonic Solutions at $1.25 per share in connection with the acquisition of DVD equipment. The shares were issued pursuant to Section 4(2) of the Securities Act.

    On March 31, 1997, pursuant to Convertible Preferred Stock Purchase Agreements between the Company and GEM Management Limited and the Company and Vitaloon Inc., the Company issued an aggregate of 400 shares of Series B Convertible Preferred Stock at $1,000 per share for an aggregate of $400,000 ("Preferred Share Financing"). The Series B Preferred Stock is convertible to Common Stock at the lesser of the price of the Common Stock as of the date of the closing, $1.25, or 75% of the last ten days closing bid price prior to the conversion date (the "Conversion Shares"). The Series B Preferred Shares were offered and sold in reliance on the exemption from registration under the Securities Act set forth in Regulation D under the Securities Act. In connection with the issuance of the Series B Preferred Shares, warrants to purchase up to 320,000 shares of Multicom Common stock were issued to the placement agent and related parties (the "Warrant"). The Warrants are exercisable over a two-year term and have an exercise price of $1.125 per share. In accordance with the registration rights agreements between Multicom and the purchasers of the Series B Preferred Shares and with the provisions of the Warrant to Purchase Common Stock, Multicom will use its best efforts to effect a "shelf" registration of the Common Stock issuable upon conversion of the Series B Preferred Shares and exercise of the Warrants and to keep such registration statement effective for up to two (2) years after the closing.

    Uncertainty of Market Acceptance; Need for New and Updated Product Introduction; Product Delays. Consumer preferences for multimedia and software products are difficult to predict, and few consumer software and multimedia products achieve sustained market acceptance. The Company's future success is dependent upon the introduction of new products which achieve market acceptance, the market acceptance of its existing products, and the ability to retain consumer and reseller interest in the Company's existing products. There can be no assurance that the Company's existing products will continue to obtain market acceptance, or that new products introduced by the Company will achieve any significant degree of market acceptance or sustain any such acceptance for any significant period. The multimedia industry is characterized by products having a relatively short commercial life. The Company, as part of its overall business strategy, focuses on home/family/lifestyle subjects where the underlying content and, to a lesser extent, the related products developed by the Company are intended to remain current over an extended period of time, but there can be no assurance that the Company will be successful in carrying out this strategy. The success of the Company is dependent on the acceptance by retailers and distributors of products with a longer shelf life. Failure of the Company's new and existing products to achieve and sustain market acceptance would have a material adverse effect on the Company's business, operating results and financial condition.

    The Company also seeks to retain interest in its products by offering up-to-date technological features and platforms, an ongoing product mix that meets consumer/reseller demands and continued marketing efforts which support the product line. The Company's current strategy is to meet these needs through the upgrade and enhancement of existing products as well as the acquisition of other titles which fit within its home/family/lifestyle line of products. A significant delay in the introduction of, or the presence of a defect in, one or more these products could have a material adverse effect on the ultimate success of such products and on the Company's business, operating results or financial condition, especially if a product introduction is delayed beyond the year-end holiday buying season. Further, because of the revenues typically associated with initial shipments of a new or upgraded CD-ROM product, delaying a product introduction expected near the end of a fiscal quarter may materially adversely affect operating results for that quarter. In the past, the Company has experienced delays in the introduction of certain new products, and the Company anticipates that there may be similar delays in developing and introducing new products in the future. There can be no assurance that all or most new products will be introduced on schedule or that new products will achieve market acceptance or generate significant revenues. Additionally, should the acquisition of products be delayed, revenue performance of acquired products be less than projected or difficulties arise in the introduction of the product into the channel under the Multicom label, the Company's operating results or financial condition may be negatively impacted.

    Need for Broad Acceptance of New Information Delivery Vehicles. Although consumers have widely accepted books and magazines as a source of home/family/lifestyle information, the delivery of such information through new digital media (such as CD-ROM, DVD, DVD-ROM, the Internet, the World Wide Web, proprietary online services, TV-based systems, interactive kiosks and laptop PC presentations) while growing has yet to gain a comparable degree of acceptance among consumers and advertisers. The Company's success will depend upon the willingness of consumers to acquire the equipment needed to access the information provided by the Company and their willingness to use this equipment and the Company's products to supplement or replace traditional information delivery methods. There can be no assurance that commerce and communication through new media will continue to grow. The use of new media in advertising and communications, particularly by those individuals and enterprises that have historically relied upon traditional means, generally requires the acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing resources and infrastructure less useful.

    Critical to the Company's strategy is the adoption by the consumer of DVD technology as well as the successful integration of the Company's products with the Internet. Consumers must accept the improved performance and quality of DVD products, resulting in the investment in the necessary hardware and software. The Internet is being used at varying levels for the transfer of information as well as for transactions. Because global commerce and online exchange of information on the Internet and other similar open wide-area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be and remain a viable commercial marketplace. Critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access and quality of service) remain unresolved and may impact the growth of Internet use. As a result, there can be no assurance that these new media delivery methods will obtain a broad level of consumer and business acceptance or that the Company's products will be able to provide competitive information through these mediums.

    Dependence on Publishers. The Company believes that its relationships with two of its publishers, Meredith and HarperCollins Publishers ("HarperCollins"), are material. Meredith is one of the Company's principal shareholders and is represented by one of the five members of the Company's Board of Directors. Meredith has provided the Company with content for the Company's Better Homes and Gardens titles, introductions to other licensors, insight into market developments and equity and debt financing. Sales of products based upon copyrighted material provided by Meredith have constituted a substantial portion of the Company's revenues to date. In July 1995, Meredith entered into an exclusive licensing agreement with Readers' Digest Association ("RDA"), granting RDA rights to certain Meredith trademarks in direct marketing channels, which include a broad range of methods where products are sold directly to consumers rather than retailers. These channels have not been significant sources of revenue for the Company to date. As part of this agreement, Meredith agreed not to renew or extend its commitment to use its best efforts to license to Multicom content for at least four titles per year or to use reasonable efforts to utilize the Company as its principal optical/digital publisher, when these obligations expire in June 1999. Thereafter, the Company will compete and negotiate for content from Meredith without benefit of these commitments. In October 1996, the Company expanded its product line through the acquisition of publishing rights to twelve CD-ROM titles from HarperCollins. Any adverse change in, or breach in the relationships with, Meredith or HarperCollins could have a material adverse effect on the Company's business, operating results or financial condition and could inhibit the development of relationships with other major publishers.

    The Company's relationships with its publishers are fundamental to its business strategy. Certain of the Company's license agreements with publishers allow those providers to exercise approval rights with respect to the development and release of titles subject to the licenses. The licenses are generally terminable after five to ten years. To obtain content licenses or licenses for completed titles from third parties, the Company is frequently required to guarantee royalties or to pay fees in advance before products incorporating such copyrighted material have been introduced or have achieved market acceptance. In addition, the Company is dependent upon the cooperation and expertise of these publishers in the development and distribution of its products and has experienced, and may in the future experience, production delays which are beyond the ability of the Company to control. There is no assurance that the Company will be able to obtain rights to all of the copyrighted material required to develop and market successful products based on such copyrighted material. Furthermore, the Company has experienced in the past, and may in the future continue to experience, disputes with publishers over various aspects of their relationships with Multicom. Any adverse change or early termination of a significant number of such relationships could have a material adverse effect on the Company and its business, operating results or financial condition and could inhibit the development of relationships with other major publishers.

    Dependence on Distribution Channels; Change in Distribution Relationships. The Company currently sells its CD-ROM products directly and through distributors to major computer and software retailing organizations, consumer electronics stores, discount warehouse stores, mail order companies and bookstores and other specialty retailers. Sales to a limited number of distributors and retailers have constituted and are anticipated to continue to constitute a majority of the Company's net revenues. Sales to the Company's distributors accounted for approximately 78.6% and 75.7%, respectively, of the Company's net sales during the fiscal year ended June 30, 1996 and the nine months ended March 31, 1997. The Company sells on a purchase order basis, and there are no minimum purchase obligations on behalf of any principal distributor or retailer. The loss of, or significant reduction in sales attributable to, any of the Company's principal distributors or retailers could materially adversely affect the Company's business, operating results or financial condition. There is no assurance that the Company's distributors will continue to order products from the Company. Distribution and retailing companies in the computer industry have from time to time experienced significant fluctuations in their businesses, and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products or delay in the collection of receivables could have a material adverse effect on the Company's business, operating results or financial condition. Further, certain mass market retailers have established exclusive relationships under which such retailers will buy consumer software only from one or two intermediaries. In such instances, the price or other terms on which the Company sells to such retailers may be materially adversely affected by the terms imposed by such intermediaries, or the Company may be unable to sell to such retailers on terms which the Company deems acceptable. In addition, other types of retail outlets and methods of product distribution, such as online services, may become important in the future, and it will be important for the Company to effectively anticipate and utilize these channels of distribution. There can be no assurance that the Company will be able to do so.

    Product Returns. Consistent with general industry practice, the Company maintains a return policy that allows distributors and retailers to return products according to negotiated terms or pursuant to promotional terms then in effect. The Company also accepts returns of defective, shelf-worn and damaged products at any time in accordance with negotiated terms. At the time of product shipment, the Company establishes reserves, including reserves under the Company's policies for overstocking, price protection and returns of defective, shelf-worn or damaged products, which estimate the potential for future returns of products based on terms of sales, distributor and retailer inventories of the Company's products and other factors. In the past the Company has, and in the future the Company may, experience product returns that exceed the Company's reserves and which could materially adversely affect the Company's business, operating result, cash flows or financial condition.

    Competition; Competition for Shelf Space. The markets for the Company's products and services are intensely competitive, and the Company expects competition to increase in the future. The Company believes that the principal competitive factors affecting the markets for its products include content, quality, brand recognition, price, marketing, distribution channel exposure, access to shelf space and critical reviews. In the custom publishing markets, the Company believes that the principal competitive factors also include the quality of services and the reputation of the service provider among customers and potential customers.

    The consumer multimedia market is highly fragmented, with products offered by many vendors. The Company faces competition from large and established software companies, such as Broderbund, and direct competition in the home/family/lifestyle market from companies such as Comp U Card Software, Expert Software and The Learning Company. Such large and established competitors have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and access to consumers, than the Company. In the future, the Company may face competition from licensors and publishers who may seek to produce competing products using their own content or that of other providers. Furthermore, the Company anticipates that the consolidation of the consumer multimedia market will continue around a smaller number of vendors who may be better positioned and have greater resources to compete than the Company.

    In the custom publishing markets, the Company faces competition from a number of companies focusing solely on custom publishing projects and from interactive advertising agencies, as well as from the in-house multimedia departments of potential customers. The Company will also face increased competition as it seeks to deliver multimedia content through other new media, such as the World Wide Web, the Internet and proprietary online services. There can be no assurance that the Company will be able to compete effectively against existing and potential competitors, many of whom have substantially greater content, financial, technical, marketing, sales and customer support resources and name recognition than the Company.

    The Company expects to encounter increasing price competition. Competitive pressures could result not only in sustained price reductions, but also in a decline in sales volume, which would have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, retailers of the Company's CD-ROM products typically have a limited amount of shelf space and promotional resources. The Company expects that, as the number of consumer multimedia and software products and computer platforms increases, the intense competition among consumer multimedia and software producers for adequate levels of shelf space and promotional support from retailers will intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies. Retailers often require software publishers to pay fees or provide other accommodations in exchange for preferred shelf space. The Company's products constitute a relatively small percentage of each retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate shelf space and promotional support. Increasingly, retailers are requiring specific product mixes as well as establishing rigid programs which mandate certain packaging and pricing. The Company must meet these demands to ensure continued presence on the shelf. As a result, new form factors (packaging) of product are continually being developed, which may lead to higher inventory levels, packaging obsolescence and pricing conflicts from product currently in the channel, but in a different form factor, any of which may have a material adverse effect on the Company's business, operating results or financial condition.

    Dependence on Key Personnel. The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees, many of whom are solely or principally responsible for maintaining the Company's relationships with key publishers or distributors. Competition for highly skilled employees with technical, management, production, programming, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company may experience increased costs in order to attract and retain skilled employees. In addition, there can be no assurance that key employees will not leave the Company or compete against the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect the Company's business, operating results or financial condition. The Company does not maintain life insurance policies on any of its key employees other than the Chief Executive Officer and the President.

    Changes in Technology. The consumer multimedia and software industry is undergoing rapid changes, including evolving industry standards, frequent new product introductions and changes in consumer requirements and preferences. The introduction of new media technologies, including new digital media such as the Internet, new optical media technology such as DVD, and advanced video compression standards such as MPEG, could render the Company's existing products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the Company's product offerings will keep pace with technological changes or satisfy evolving consumer preferences or that the Company will be successful in developing and marketing products for any future operating system or delivery format. To maximize the potential market for its titles, the Company will need to develop its titles for the primary interactive operating systems or delivery formats available to consumers at any given time. Many of the Company's licenses with publishers limit the Company's rights to use that copyrighted material in other platforms. Failure to develop and introduce new products and product enhancements or to obtain the necessary licenses in a timely fashion in response to technological developments could result in significant product returns and inventory obsolescence and would have a material adverse effect on the Company's business, operating results and financial condition.

    Risk of Product Errors or Failures. Multimedia products as complex as those offered by the Company may contain undetected errors, particularly when first introduced or when new versions are released. The Company has in the past discovered errors in certain of its product offerings after their introduction. Any similar errors in the future may result in shipping delays or lost revenues during the period required to correct these errors and may damage the Company's competitive position. In addition, the PC hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations, all of which make pre-release testing for programming or compatibility errors very difficult and time-consuming. The Company has experienced delays resulting from quality assurance testing and additional technical support expenses in connection with system compatibility requirements associated with its products. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipment, resulting in loss of or delay in market acceptance or liabilities through indemnification obligations, which could have a material adverse effect on the Company's business, operating results or financial condition.

    Reliance on Third-Party Suppliers and Manufacturers. All of the titles distributed by the Company are replicated by third-party manufacturers. Third-party subcontractors are also involved in the assembly and packaging of retail products. Capacity limitations of existing manufacturers or subcontractors or delays in their delivery schedules, especially during a period of heavy shipments at the end of a quarter or in preparation for the year-end holiday buying season, could have a material adverse effect on the Company's business, operating results or financial condition. The Company purchases books from publishers and distributors to assemble its CD-ROM/Book Bundles. Books typically have a longer lead time to manufacture than stand-alone CD-ROMs and are subject to discontinuance. The Company purchases books in larger quantities to obtain volume discounts and to maintain inventory in stock. There can be no assurance that the Company can continue to purchase these books at a reasonable cost or that such books can be received on a timely basis. Additionally, the Company may have significant quantities of books held in inventory, which utilizes cash resources and increases the risk of a material impact to earnings due to obsolescence, should sales of the related CD-ROM/Book Bundles not reach expected levels.

    Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation. The Company regards its products as proprietary and relies primarily on a combination of trademarks, trade secrets, copyrights, contractual rights and employee and third-party nondisclosure agreements to establish and protect its proprietary rights. There can be no assurance that third parties will not assert infringement claims against the Company or against other parties (such as distributors and publishers) which the Company has agreed to indemnify, with respect to current or future products. As is common in the industry, the Company has received notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. There has been substantial litigation regarding copyright, trademark, and other intellectual property rights involving computer software companies. Although the Company is not currently the subject of any material intellectual property rights claims, there can be no assurance that the Company will not face future claims, with or without merit. In the future, the Company may also find it necessary to initiate litigation to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company or parties it has agreed to indemnify against claimed infringements of the rights of others and to ascertain the scope and validity of the proprietary rights of the Company and others. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which, in turn, could have a material adverse effect on the Company's business, operating results or financial condition. Also, any settlement of such claims or adverse determinations in such litigation could have a material adverse effect on the Company's business, operating results or financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

    Policing unauthorized use of the Company's products is difficult, and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. The Company does not include in its products any mechanism to prevent or inhibit unauthorized copying. In selling its products, the Company relies primarily on its rights under applicable copyright and trademark laws. Further, the Company distributes its products in countries where intellectual property laws are not well-developed or are poorly enforced. Legal protection of the Company's rights may be ineffective or difficult to enforce in such countries. Software piracy and ineffective legal protection of the Company's software in foreign jurisdictions may cause substantial losses of sales by the Company, which could have a material adverse effect on the Company's business, operating results or financial condition.

    Product Liability. Many of the Company's products address "how to" projects, such as home repair and skiing instructions. There can be no assurance that the Company will not be subject to claims by consumers regarding damages allegedly caused by the consumer's application of the instructional content of the Company's products or that any such claim will not result in adverse publicity for the Company or monetary damages, either of which could materially adversely affect the Company's business, operating results or financial condition. The Company currently maintains product liability insurance in an amount based on the perceived potential risks and costs of coverage. There can be no assurance that the cost of this insurance will not increase substantially or that the amount of coverage will be adequate to protect the Company against claims and the related costs of defense.

    Concentration of Share Ownership. As of June 27, 1997, directors and officers of the Company and their affiliates owned or had the right to vote approximately 70% of the Company's outstanding Common Stock in the aggregate, assuming no exercise of outstanding stock options and warrants. The holders of the Company's Common Stock do not have cumulative voting rights. As a result, the Company's directors, officers and their affiliates have the voting power required to elect all directors and to approve all other matters requiring approval by the shareholders of the Company, including transactions involving a change of control of the Company.

    Volatility of Stock Price. The market price of the Company's Common Stock continues to be subject to significant fluctuations in response to variations in quarterly operating results and other factors such as announcements of technological innovations or new products by the Company or its competitors or other events. In addition, the stock market and particularly the market prices for many software and multimedia companies have in recent years experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally and in the software and multimedia industries specifically, may adversely affect the market price of the Common Stock.

    Listing of Multicom Common Stock on The Nasdaq SmallCap Market. There can be no assurance that the Company's securities will continue to meet the criteria for continued inclusion on the Nasdaq SmallCap Market. If the Company fails to maintain its qualification for its Common Stock to trade on the Nasdaq SmallCap Market, the Common Stock will be subject to the rules of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to penny stocks (the "Penny Stock Rules"). Under the Penny Stock Rules, unless a transaction in a "designated security" is exempt (e.g., a transaction in which the purchase price of the security is $5.00 or more, a transaction in which the purchaser is an institutional accredited investor or "established customer," a transaction not recommended by a broker or a transaction by a broker who is not a market maker in the stock and who derives 5% or less of its income from transaction in designated securities), a broker must approve the customer's account for the transaction in "designated securities" in accordance with mandated procedures and obtain from the customer a written agreement particular to the transaction setting forth the identity and quantity of the securities. These procedures make it more difficult for brokers to sell "designated securities" to certain people and many brokers have decided not to trade securities subject to the Penny Stock Rules because of such procedures. Accordingly, purchasers of the Common Stock offered hereby may have difficulty in selling such securities in the future.

    In May 1997 the Company received notice from Nasdaq indicating that the Company's shares of Common Stock had failed to maintain a closing inside bid price greater than or equal to $1.00 for a period of 10 consecutive trading days. If, (x) the closing inside bid price for shares of the Company's Common Stock fails to reach a price equal to $1.00 or more for a period of 10 consecutive trading days by August 28, 1997, and (y) the Company is unable to submit a plan for compliance with all Nasdaq SmallCap Market continuing listing requirements acceptable to Nasdaq, Multicom's Common Stock would be delisted from The Nasdaq SmallCap Market. A delisting of Multicom from The Nasdaq SmallCap Market could adversely affect the value and liquidity of the shares of Multicom Common Stock and restrict the Company's future ability to raise equity capital and trigger the warrants issued to Sirrom. See "Need for Additional Funds and No Assurance of Available Financing."

  ITEM 7.  SELLING SHAREHOLDERS

         The Selling Shareholders holding the Series B Convertible Preferred Stock acquired the Shares from the Company in a private offering pursuant to Regulation D under the Securities Act. The sale was consummated on March 31, 1997. (See "Risk Factors--Need for Additional Funds and No Assurance of Available Financing").

         The Selling Shareholders holding the Warrant Shares, acquired the Warrant Shares from the Company pursuant to a Warrant to Purchase Common Stock dated as of March 31, 1997 issued in connection with the Series B Convertible Preferred Stock purchase in reliance on Section 4(2) of the Securities Act. (See "Risk Factors--Need for Additional Funds and No Assurance of Available Financing").

         The Selling Shareholders holding Common Stock acquired the Common Stock from the Company pursuant to either the Common Stock Purchase Agreement dated February 7, 1997 or the Letter Agreement dated March 31, 1997, both in reliance on Section 4(2) of the Securities Act. (See "Risk Factors--Need for Additional Funds and No Assurance of Available Financing").

         The following table lists the Selling Shareholders, the number of shares of the Company's Common Stock which each owned or had the right to acquire as of March 31, 1997, the number of Shares expected to be sold by each, and the number and the percentage of the shares of the Company's Common Stock which each will own or have the right to acquire after the offering pursuant to the Registration Statement, assuming the sale of all the Shares expected to be sold.

                            Shares         Shares        Shares      Percentage
                            Owned          To            Owned       Owned
Selling Stockholder(1)      Before         Be            After       After
----------------------      Offering       Offered       Offering    Offering
                            --------       -------       --------    --------
  GEM Advisors, Inc.(2)     240,000        240,000             0        --
  GEM Management Ltd(3)     600,000        600,000             0        --
  Peter Hairston, Jr.(4)     48,424         21,930        26,494        --
  Stuart Sundlun(2)(5)       80,000         80,000             0        --
  Sonic Solutions(6)        106,667        106,667             0        --
  Vitaloon Inc.(3)          200,000        200,000             0        --

----------
(1) The persons named in the table have sole voting and investment power with respect to all shares of Multicom Common Stock shown as beneficially owned by them.

(2) Represents Shares issued upon exercise of Warrant Shares. (See "Risk Factors--Need for Additional Funds and No Assurance of Available Financing").

(3) Represents Shares estimated to be issued upon conversion of Series B Convertible Preferred Stock. The number of Conversion Shares were calculated using an estimated conversion price of $.50 per share, the lowest conversion price before the Company has an option to purchase the Series B Convertible Preferred Shares. (See "Risk Factors--Need for Additional Funds and No Assurance of Available Financing").

(4) Represents Shares acquired pursuant to the Common Stock Purchase Agreement. Mr. Hairston and his company, Viking Capital Partners, Inc. ("Viking"), a private investment firm, are engaged to provide financial advisory services to the Company. Mr. Henrik N. Vanderlip, a member of the Company's Board of Directors, is the Chairman of Viking.

(5) From time to time Mr. Sundlun provides financial advisory services to the Company.

(6) Represents Shares acquired pursuant to the Letter Agreement. (See "Risk Factors--Need for Additional Funds and No Assurance of Available Financing").

                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Shareholders that they, or their respective pledgees, donees, transferees or successors in interest, intend to sell all or a portion of the Shares from time to time on the Nasdaq SmallCap Market at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered by them.

    In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any underwriting commissions or similar charges and legal fees and disbursements of counsel for the Selling Shareholders.

    The Company has agreed to indemnify in certain circumstances the Selling Shareholders and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two (2) years following the closing of the Convertible Preferred Stock Purchase transactions on March 31, 1997.

                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                                  LEGAL MATTERS

    The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                     EXPERTS

    The financial statements as of June 30, 1996 and 1995 and for each of the two years in the period ended June 30, 1996 included in this Prospectus have been so included in reliance on the report (which contains an emphasis of matter paragraph relating to the non-renewal of the bank line of credit as described in Note 13 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           MULTICOM PUBLISHING, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Report of Independent Accountants........................................  F-2
Balance Sheet............................................................  F-3
Statement of Operations..................................................  F-4
Statement of Changes in Shareholders' Equity (Deficit)...................  F-5
Statement of Cash Flows..................................................  F-6
Notes to Financial Statements............................................  F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

  To the Board of Directors
  and Shareholders of
  Multicom Publishing, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' equity (deficit), and of cash flows, present fairly, in all material respects, the financial position of Multicom Publishing, Inc. at June 30, 1995 and 1996 and the results of its operations and its cash flows for the years ended June 30, 1995 and 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 13 to the financial statements, during April 1997, the Company was informed that its lender did not foresee renewing its line of credit, due July 5, 1997, primarily due to the continuing events of non-compliance with certain terms of the borrowing agreement.


                                                            PRICE WATERHOUSE LLP

  Seattle, Washington
  September 17, 1996, except as to Note 13 which is as of June 27, 1997.

                            MULTICOM PUBLISHING, INC.
                                  BALANCE SHEET


------------------------------------------------------------------------------------------------------
                                                                             JUNE 30,        JUNE 30,
                                                                               1995            1996
------------------------------------------------------------------------------------------------------
ASSETS (Notes 4, 5 and 6)
Current assets
     Cash                                                                 $   604,132     $  3,476,879
     Accounts receivable, net of allowances                                   564,882        2,303,591
     Inventories (Note 3)                                                     321,565          940,595
     Other current assets                                                      92,282          198,221
                                                                          ----------------------------
               Total current assets                                         1,582,861        6,919,286
                                                                          ----------------------------
     Property and equipment, net (Note 2)                                     621,220          937,066
     Software development costs, net of accumulated
       amortization of $88,991 and $164,364, respectively                     151,587          258,686
     Other noncurrent assets                                                       --          168,928
                                                                          ----------------------------
               Total assets                                               $ 2,355,668     $  8,283,966
                                                                          ============================

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND
       SHAREHOLDERS'  EQUITY (DEFICIT)
Current Liabilities
     Trade payables                                                       $ 2,094,014     $    625,010
     Accrued liabilities                                                      483,604        1,211,689
     Accrued royalties (Note 11)                                              200,380          321,882
     Accrued stock appreciation rights and other deferred
       compensation                                                           143,850          137,450
     Bank borrowings (Notes 4 and 10)                                       1,000,000        1,000,000
     Current portion of long-term debt (Note 5)                                 6,250               --
     Current portion of shareholder debt (Note 6)                              65,330          317,500
                                                                          ----------------------------
               Total current liabilities                                    3,993,428        3,613,531
                                                                          ----------------------------
     Long-term debt, net of current portion and debt discount (Note 5)             --        2,217,894
     Shareholder debt, net of current portion (Note 6)                         85,177           93,006
                                                                          ----------------------------
               Total liabilities                                            4,078,605        5,924,431
                                                                          ----------------------------
Commitments (Note 11)
Mandatorily redeemable stock (Note 9)                                         825,000               --
                                                                          ----------------------------
Shareholders' equity (deficit) (Note 10)
     Preferred stock                                                               --               --
     Common Stock
          Common Stock                                                             --       13,797,896
          Series A                                                            219,727               --
          Series B                                                          4,916,747               --
     Notes receivable                                                         (81,290)         (81,538)
     Unearned royalties                                                    (1,672,728)      (1,335,577)
     Accumulated deficit                                                   (5,930,393)     (10,021,246)
                                                                          ----------------------------
               Total shareholders' equity (deficit)                        (2,547,937)       2,359,535
                                                                          ----------------------------
               Total liabilities, mandatorily redeemable stock and
                 shareholders' equity (deficit)                           $ 2,355,668     $  8,283,966
                                                                          ============================

------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                            MULTICOM PUBLISHING, INC.
                             STATEMENT OF OPERATIONS


---------------------------------------------------------------------------
                                                   YEAR            YEAR
                                                   ENDED           ENDED
                                                  JUNE 30,        JUNE 30,
                                                   1995            1996
---------------------------------------------------------------------------
Net sales                                       $ 3,912,438     $ 7,053,416
Cost of sales                                     2,016,076       3,588,450
                                                ---------------------------
     Gross profit                                 1,896,362       3,464,966
                                                ---------------------------
Operating expenses
     Research and development                     2,257,486       2,212,117
     Sales and marketing                          2,186,496       3,280,592
     General and administrative                     695,070       1,496,538
                                                ---------------------------
       Total operating expenses                   5,139,052       6,989,247
                                                ---------------------------
Loss from operations                             (3,242,690)     (3,524,281)
Interest expense                                    (23,559)       (567,766)
Other income                                          4,395           1,194
                                                ---------------------------
Net loss                                        $(3,261,854)    $(4,090,853)
                                                ===========================
Net loss per share                              $      (.66)    $      (.83)
                                                ===========================
Weighted average number of common shares
    and common share equivalents outstanding      4,925,492       4,917,485
                                                ===========================

---------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                            MULTICOM PUBLISHING, INC.
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                   FOR THE YEARS ENDED JUNE 30, 1995 AND 1996

                                                                COMMON STOCK - VOTING
                                                            40,000,000 SHARES AUTHORIZED
                                                            ----------------------------

                                                SHARES
                                              ISSUED AND      COMMON        NOTES        UNEARNED
                                             OUTSTANDING       STOCK      RECEIVABLE     ROYALTIES
                                             -----------       -----      ----------     ---------
BALANCE AT JUNE 30, 1994                              --             --          --              --

Exercise of options in exchange for a note            --             --          --              --
    receivable
Exercise of options                                   --             --          --              --
Earned royalties                                      --             --          --              --
Accretion related to mandatorily redeemable
    stock (Note 9)                                    --             --          --              --
Net loss for the period                               --             --          --              --

                                               ---------    -----------    --------     -----------
BALANCE AT JUNE 30, 1995                              --             --          --              --
Earned royalties                                      --             --          --              --
Interest paid in common stock (Note 6)                --             --          --              --
Exercise of options                                   --             --          --              --
Warrants issued to note holder (Note 5)               --             --          --              --
Warrants issued for services (Note 5)                 --             --          --              --
Conversion of mandatorily redeemable stock            --             --          --              --
         Conversion of debt to equity                 --             --          --              --
Issuance of common stock for cash, net of
    $1,476,684 of expense (Note 10)            5,612,169    $13,797,896    $(81,538)    $(1,335,577)
Stock reclassification (Note 10)                      --             --          --              --

Net loss for the period                               --             --          --              --
                                               ---------    -----------    --------     -----------
BALANCE AT JUNE 30, 1996                       5,612,169    $13,797,896    $(81,538)    $(1,335,577)
                                               =========    ===========    ========     ===========

                                                          COMMON STOCK - SERIES A VOTING
                                                           50,000,000 SHARES AUTHORIZED
                                                           ----------------------------

                                                SHARES
                                              ISSUED AND                      NOTES
                                             OUTSTANDING       SERIES A     RECEIVABLE
                                             -----------       --------     ----------
BALANCE AT JUNE 30, 1994                       2,515,619     $   204,155     $(65,718)

Exercise of options in exchange for a note        15,572          15,572      (15,572)
    receivable
Exercise of options                                   --              --           --
Earned royalties                                      --              --           --
Accretion related to mandatorily redeemable
    stock (Note 9)                                    --              --           --
Net loss for the period                               --              --           --

                                              ----------     -----------     --------
BALANCE AT JUNE 30, 1995                       2,531,191         219,727      (81,290)
Earned royalties                                      --              --           --
Interest paid in common stock (Note 6)                --              --           --
Exercise of options                               80,189          20,189         (248)
Warrants issued to note holder (Note 5)               --         805,015           --
Warrants issued for services (Note 5)                 --          49,485           --
Conversion of mandatorily redeemable stock       825,000         825,000           --
Conversion of debt to equity                          --              --           --
Issuance of common stock for cash, net of
    $1,476,684 of expense (Note 10)           (4,464,980)     (7,128,632)      81,538
Stock reclassification (Note 10)               1,028,600       5,209,216           --

Net loss for the period                               --              --           --
                                              ----------     -----------     --------
BALANCE AT JUNE 30, 1996                              --     $        --     $     --
                                              ==========     ===========     ========

                                                            COMMON STOCK - SERIES B VOTING
                                                             25,000,000 SHARES AUTHORIZED
                                                              ---------------------------
                                                                                                                     TOTAL
                                                  SHARES                                                          SHAREHOLDERS'
                                                ISSUED AND                         UNEARNED      ACCUMULATED        EQUITY
                                               OUTSTANDING        SERIES B        ROYALTIES        DEFICIT         (DEFICIT)
                                               -----------        --------        ---------        -------         ---------
BALANCE AT JUNE 30, 1994                        824,000       $ 4,913,183     $(1,944,831)    $ (2,561,801)    $   544,988

Exercise of options in exchange for a note           --                --              --               --              --
    receivable
Exercise of options                              15,144             3,564              --               --           3,564
Earned royalties                                     --                --         272,103               --         272,103
Accretion related to mandatorily redeemable
    stock (Note 9)                                   --                --              --         (106,738)       (106,738)
Net loss for the period                              --                --              --       (3,261,854)     (3,261,854)
                                             ----------       -----------     -----------     ------------     -----------
BALANCE AT JUNE 30, 1995                        839,144         4,916,747      (1,672,728)      (5,930,393)     (2,547,937)
Earned royalties                                     --                --         337,151               --         337,151
Interest paid in common stock (Note 6)           40,767           247,398              --               --         247,398
Exercise of options                              20,059             5,119              --               --          25,060
Warrants issued to note holder (Note 5)              --                --              --               --         805,015
Warrants issued for services (Note 5)                --                --              --               --          49,485
Conversion of mandatorily redeemable stock           --                --              --               --         825,000
Conversion of debt to equity                    247,219         1,500,000              --               --       1,500,000
Issuance of common stock for cash, net of
    $1,476,684 of expense (Note 10)          (1,147,189)       (6,669,264)      1,335,577               --              --
Stock reclassification (Note 10)                     --                --              --               --       5,209,216

Net loss for the period                              --                --              --       (4,090,853)     (4,090,853)
                                             ----------       -----------     -----------     ------------     -----------
BALANCE AT JUNE 30, 1996                             --       $        --     $        --     $(10,021,246)    $ 2,359,535
                                             ==========       ===========     ===========     ============     ===========


The par value of the Common, Series A and Series B common stock is $.01 per share.

The Board of Directors have authorized 300,000 shares of Preferred stock with a par value of $.01 per share. At June 30, 1996, there are no issued or outstanding preferred shares.

   The accompanying notes are an integral part of these financial statements.

                           MULTICOM PUBLISHING, INC.

                            STATEMENT OF CASH FLOWS


-----------------------------------------------------------------------------------------------------
                                                                              YEAR           YEAR
                                                                              ENDED          ENDED
                                                                             JUNE 30,       JUNE 30,
                                                                              1995           1996
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities
     Net loss                                                             $(3,261,854)    $(4,090,853)
     Adjustments to reconcile net loss to net cash used in operating activities
          Depreciation                                                        168,757         249,493
          Amortization of software development costs                           49,418          75,373
          Amortization of debt discount                                            --          22,909
          Issuance of common stock for interest payable to shareholder             --         247,398
          Earned royalties                                                    272,103         337,151
          Increase in accounts receivable, net                               (290,131)     (1,738,709)
          Increase in inventories, net                                       (235,389)       (619,030)
          Increase in other current assets                                    (79,307)        (66,039)
          (Increase) decrease in other noncurrent assets                       12,893          (9,325)
          Increase (decrease) in trade payables                             1,751,957      (1,469,004)
          Increase in accrued liabilities                                     177,936         728,085
          Increase in accrued royalties                                       105,939         121,502
          Increase (decrease) in accrued stock appreciation rights and
            other deferred compensation                                        48,299          (6,400)
                                                                          ---------------------------
     Net cash used in operating activities                                 (1,279,379)     (6,217,449)
                                                                          ---------------------------
Cash flows from investing activities
         Additions to property and equipment                                 (466,288)       (565,339)
         Additions to software development costs                             (119,800)       (182,472)
                                                                          ---------------------------
     Net cash used in investing activities                                   (586,088)       (747,811)
                                                                          ---------------------------
Cash flows from financing activities
         Sale of common stock for cash, net                                        --       5,209,216
         Proceeds from bank borrowings                                      1,100,000       1,930,000
         Proceeds from issuance of long-term debt and warrants                     --       3,000,000
         Cash paid for debt issue costs                                            --        (150,018)
         Proceeds from notes payable to shareholders                          200,000       2,484,516
         Collection of notes receivable from shareholder                      900,000              --
         Repayment of notes payable to shareholders                           (49,493)       (724,517)
         Repayment of bank borrowings                                        (100,000)     (1,930,000)
         Repayment of long-term debt                                         (110,597)         (6,250)
         Exercise of stock options, net of expenses                             3,564          25,060
                                                                          ---------------------------
     Net cash provided by financing activities                              1,943,474       9,838,007
                                                                          ---------------------------
Net increase in cash                                                           78,007       2,872,747
Cash, beginning of year                                                       526,125         604,132
                                                                          ---------------------------
Cash, end of year                                                         $   604,132     $ 3,476,879
                                                                          ===========================

                SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest                                  $    23,276     $   323,465
                                                                          ===========================

See Note 12 for supplemental information of noncash investing and financing activities.

The accompanying notes are an integral part of these financial statements.

                           MULTICOM PUBLISHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       YEARS ENDED JUNE 30, 1995 AND 1996

1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Business

     Multicom Publishing, Inc. ("Multicom" or the "Company") was incorporated on January 2, 1992 under the laws of the state of Washington and is a vertically integrated multimedia company engaged primarily in acquiring the content for developing and publishing multimedia products. These products are primarily distributed throughout the United States.

     Multicom consummated its initial public offering ("IPO") on June 24, 1996 through the sale of 1,028,600 shares of its Common Stock (Note 10).

     Revenue recognition

         Titles

     Revenue from the sale of products is recognized when the product has been shipped, the Company has the right to invoice the customer, collection of the receivable is probable and there are no significant obligations remaining.

     While the Company has no other obligations to perform future services subsequent to shipment, the Company provides telephone customer support as an accommodation to purchasers of its products for a limited time and as a means of fostering customer loyalty. Costs associated with this effort are insignificant and, accordingly, are expensed as incurred.

     Advertising is charged to expense as incurred and includes product related advertising and marketing. Advertising expense for the years June 30, 1995 and 1996 totaled $275,256 and $864,505, respectively.

         Allowance for product returns and price protection

     The Company maintains a return policy that allows distributors and retailers to return CD-ROM products according to negotiated terms relating to overstocking or defective products. Additionally, the Company may grant price protection credits to distributors and retailers. The Company records an allowance for returns and price protection as a reduction of gross sales at the time of product shipment. The allowance, which is included in accounts receivable, is estimated based primarily upon historic experience, analysis of distributor and retailer inventories of the Company's products and analysis of market conditions. The allowance for product returns and price protection totaled $614,805 and $1,087,438 at June 30, 1995 and 1996, respectively.

         Software licenses

     Software license revenue and royalty advances are recognized as revenue at the time the Company has completed all significant performance obligations under the terms of the license agreement and when any amounts advanced or received are non-refundable.

     Custom publishing

     The Company enters into certain agreements whereby it provides development services for other entities. Revenue for such agreements is accounted for on a percentage of completion method, based upon costs incurred to total estimated costs. Losses are recorded when they become known.

         Allowance for doubtful accounts receivable

     The Company performs ongoing credit evaluations of its customers and records an allowance for doubtful receivables to the extent that credit losses are expected. At June 30, 1995 and 1996, the allowance for doubtful accounts receivable was $20,001 and $215,001, respectively.

     Inventories

     Inventories, which consist of packaging materials, books and finished goods, are stated at the lower of cost or market, cost being determined based upon the average cost of individual product titles.

     Property and equipment

     Property and equipment acquired is recorded at cost. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets ranging from one to five years. Development assets consist of purchased and internally developed video, images and sounds which can be utilized in multiple products.

     Software development costs

     Software development costs are capitalized once technological feasibility has been established. All other research and development costs are expensed as incurred. These costs are amortized using the greater of the straight-line method over the estimated useful lives of the titles (12 to 60 months) or the ratio of current sales to total current and projected sales. Amortization for the years ended June 30, 1995 and 1996 totaled $49,418 and $75,373.

     Income taxes

     Deferred tax assets and liabilities arise primarily as a result of differences in the method of accounting for allowances for product returns and doubtful accounts receivable, software development costs, depreciation and stock compensation plans between income tax and financial statement reporting and net operating loss carry-forwards.

     Net income/loss per share

     Net income/loss per share is computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period, after applying the treasury stock method. For periods in which the Company reports a net loss, common stock equivalents do not include stock options and warrants as their effect would be anti-dilutive. For the period prior to the effective date of the Company's initial public offering of Common Stock (Note 10), common stock equivalents include the impact of the issuance of options and warrants granted within one year of the initial public offering, at exercise prices less than the initial public offering price, whether or not the effect is anti-dilutive.

     Fair value of financial instruments

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial instruments. Cash, accounts receivable and payable, customer advances, accrued liabilities and trade notes payable are reflected in the financial statements at their estimated fair value because of the short-term nature of these instruments.

     The fair value of the Company's long-term and shareholder debt is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate, and approximates the carrying value.

     New accounting pronouncements

     Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, has been issued by the Financial Accounting Standards Board and establishes financial accounting and reporting standards for stock-based employee compensation plans. This standard is effective for the Company beginning July 1, 1996. Management intends to adopt the disclosure alternative for stock compensation and does not anticipate that the adoption of this standard will have a material impact on the financial statements.

     Management's estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates significant to these financial statements include allowances for product returns, price protection and doubtful receivables, useful lives of capitalized software costs, the valuation allowance for deferred tax assets and provisions for inventory obsolescence.

     Reclassifications

     Certain balances previously reported have been reclassified to conform with the presentation of the June 30, 1996 financial statements.

2.       PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                --------------------------------------------------------------------
                                                       JUNE 30,           JUNE 30,
                                                         1995               1996
                --------------------------------------------------------------------
                Computer hardware                    $   520,241        $   839,396
                Development assets                       222,883            416,841
                Furniture and fixtures                   111,944            140,131

                Purchased computer software               67,178            102,217
                Vehicles                                  11,000                 --
                                                     -----------        -----------
                                                         933,246          1,498,585
                Less: Accumulated depreciation          (312,026)          (561,519)
                                                     -----------        -----------
                                                     $   621,220        $   937,066
                                                     ===========        ===========

                --------------------------------------------------------------------

3.       INVENTORIES

     Inventories consist of the following:

                ----------------------------------------------------------------
                                                     JUNE 30,           JUNE 30,
                                                       1995               1996
                ----------------------------------------------------------------
                Finished goods                       $162,753           $464,790
                Books                                  62,065            300,128
                Raw materials                          96,747            175,677
                                                     --------           --------
                                                     $321,565           $940,595
                                                     ========           ========

                ----------------------------------------------------------------

4.       BANK BORROWINGS

     The Company has a $2,000,000 line of credit agreement with a bank which bears interest at prime plus .75% and expires on July 5, 1997. At June 30, 1996 the Company's borrowing rate was 9.75%. The outstanding balance on this line of credit at June 30, 1996 was $1,000,000. The line of credit is secured by all assets of the Company, except property and equipment owned prior to June 28, 1995. In connection with this agreement, the Company is required to comply with certain covenants, including maintaining certain financial ratios and a restriction on the payment of dividends.

     During the year ended June 30, 1996, the Company borrowed $1,000,000 under the terms of a short-term note with the same bank, which was paid in full on March 29, 1996.

5.       LONG-TERM DEBT

     Long-term debt consists of the following:

            -----------------------------------------------------------------------------------
                                                                    JUNE 30,          JUNE 30,
                                                                      1995              1996
            -----------------------------------------------------------------------------------
            Note payable to lender, net of $ 782,106
                 discount, bearing cash interest at 13%
                 payable monthly.  Due in full on March 29,
                 2001
                                                                           --        $2,217,894
            Other                                                 $     6,250                --
                                                                  -----------        ----------
                                                                        6,250         2,217,894
            Less: Current portion                                      (6,250)               --
                                                                  -----------        ----------
                                                                  $        --        $2,217,894
                                                                  ===========        ==========

            -----------------------------------------------------------------------------------

     The note to lender is secured by a third position in all assets of the Company. In connection with the issuance of this promissory note, the Company granted warrants to purchase 268,338 shares of Series A common stock at an exercise price of approximately $.01 per share through March 29, 2001. Upon the closing of the Company's IPO (Note 10), the number of warrants was reduced to 163,791. A debt discount of $805,015 has been recorded related to the warrants based upon the fair market value at the close of the debt transaction. The discount is amortized using the effective interest method over the life of the debt. Additional warrants to purchase 16,480 shares of Series A common stock at an exercise price of $.01 per share were also issued as a finder's fee to the broker of this transaction. These warrants were valued at $49,485 and have been included in other assets as a deferred loan cost and will be amortized over the life of the debt using the effective interest method. As discussed in Note 10, all Series A common shares were reclassified to Common Stock upon the closing of the initial public offering.

6.       RELATED PARTY TRANSACTIONS

     Shareholder debt consists of the following:

                -----------------------------------------------------------------------------------
                                                                          JUNE 30,         JUNE 30,
                                                                            1995             1996
                -----------------------------------------------------------------------------------
                Note payable to Meredith, bearing interest
                     at 10%.  Principal and interest payable
                     in monthly instalments of $6,453.  Due
                     in full on August 15, 1997 secured by
                     property and equipment owned as of June
                     28, 1995
                                                                         $ 150,507        $  90,506
                Convertible note payable to Meredith, bearing
                     interest at 15%, payable quarterly in Common
                     Stock (Note 10). Principal repayments are due
                     quarterly  and due in full on July 31, 1998
                                                                                --          320,000
                                                                         ---------        ---------
                                                                           150,507          410,506
                Less:  Current portion                                     (65,330)        (317,500)
                                                                         ---------        ---------
                                                                         $  85,177        $  93,006
                                                                         =========        =========

                -----------------------------------------------------------------------------------

     On July 31, 1995, the Company issued a promissory note to Meredith in the amount of $2,000,000. The promissory note was convertible at the holder's option into Series B Common stock at $6.07 per share via a partial exercise of Meredith's option (Note 10) at any time prior to the payment in full of the promissory note or the expiration of Meredith's option. On June 24, 1996, Meredith exercised its option and converted $1,500,000 of the outstanding debt to Series B common stock at $6.07 per share. The balance of the option expired upon the consummation of the IPO. Principal payments, calculated based upon 8% of certain sales for a quarter, as defined in the Meredith license agreements, with a minimum amount of $60,000, are due quarterly and the balance is due in full on July 31, 1998. The note bears interest at 15% and is payable quarterly in Common Stock at a price of $6.07 per share. The note is secured by a second security interest in all assets of the Company.

     In February, 1996 the Company issued an unsecured trade note to Meredith Corporation in the amount of $484,516, bearing interest at an annual rate of 8.25% with monthly payments of interest and principal of $21,969. The note was due in full on February 28, 1998. On June 28, 1996 the Company paid the note totaling $465,878 with proceeds from the Company's IPO(Note 10).

     The notes payable to Meredith are subordinate to the bank borrowings. These notes mature as follows:

               -----------------------------------------------------------------
               Year ending June 30,
               -----------------------------------------------------------------
                     1997                                            $   317,500
                     1998                                                 93,006

               -----------------------------------------------------------------

     Transactions with Meredith were as follows:

                 ---------------------------------------------------------------
                                                      YEAR ENDED      YEAR ENDED
                                                       JUNE 30,        JUNE 30,
                                                         1995            1996
                 ---------------------------------------------------------------
                 Purchases of raw materials            $321,000        $752,000
                 Sale of product                             --          85,000
                 Sale of services                       140,000         468,000

                 ---------------------------------------------------------------

     See discussion of licensing agreements with Meredith at Note 10.

     At June 30, 1996 the Company has notes receivable and accrued interest of $81,538 from the majority shareholder. These were received in connection with the sale of Series A common stock. The notes bear interest ranging between 4 and 6 percent. Principal and interest is due in full on December 31, 1996. The notes are secured by shares of Common Stock (Note 10).

7.       MAJOR CUSTOMERS

     The Company's major customers are primarily distributors of the Company's product. Approximate gross sales to these customers are as follows:

                ----------------------------------------------------------------
                                            YEAR ENDED JUNE      YEAR ENDED JUNE
                                                  30,                  30,
                                                 1995                 1996
                ----------------------------------------------------------------
                Customer A                    $2,390,000           $  655,000
                Customer B                    $  830,000           $3,121,000
                Customer C                            --           $  973,000

                ----------------------------------------------------------------

     The major customers for the years ended June 30, 1995 and 1996 also account for 77% and 66% of the gross outstanding accounts receivable at June 30, 1995 and 1996, respectively.

     On March 29, 1996, the Company terminated its distributor relationship with Electronic Arts, its largest distributor through June 30, 1995.

8.       INCOME TAXES

     At June 30, 1996, Multicom had net operating loss (NOL) carry-forwards of approximately $8,062,000 which expire from 2008 to 2012. Should there be significant changes in ownership, this NOL may be subject to annual limitations.

     Deferred taxes are as follows:

-------------------------------------------------------------------------------
                                                    JUNE 30,           JUNE 30,
                                                      1995               1996
-------------------------------------------------------------------------------
Deferred tax assets
 Net operating losses                            $ 1,539,000        $ 2,741,000
 Stock appreciation plan                              46,000             44,000
 Allowance on returns                                188,000            363,000
 Allowance for doubtful receivables                       --             73,000
 Accrued promotions                                   29,000             20,000
 Other                                                30,000             33,000
                                                 -----------        -----------
                                                   1,832,000          3,274,000

Deferred tax liabilities
 Amortization of software development costs          (58,000)           (98,000)
 Depreciation                                        (10,000)           (33,000)
 Other                                                (5,000)           (11,000)
                                                 -----------        -----------
                                                   1,759,000          3,132,000
Less: Valuation Allowance                         (1,759,000)        (3,132,000)
                                                 -----------        -----------
                                                 $        --        $        --
                                                 ===========        ===========

-------------------------------------------------------------------------------

     A 100% valuation allowance has been recorded due to the limited operating history and significant losses incurred to date by the Company, and therefore lack of certainty about future taxable income. For the years ended June 30, 1995 and 1996, the valuation allowance increased by $1,113,000 and $1,373,000, respectively.

9.       MANDATORILY REDEEMABLE STOCK

     In 1993, the Company issued 675,000 shares of Series A preferred stock for $583,832, net of expenses. In the period ended June 30, 1994, the Company issued an additional 150,000 shares of Series A preferred stock for $134,430, net of expenses. All preferred stock was converted to Series A common stock in fiscal 1995. In addition, the holders of this stock received the right of first refusal to purchase Series A common shares should the Company offer such shares for a sales price less than $1.50 per share. This right expired upon the consummation of the Company's IPO (Note 10).

     These shares had a put option, whereby after August 31, 1996 the holders of these shares could request that the Company repurchase the shares up to a maximum of $825,000. The mandatorily redeemable stock increased by $106,738 for the accretion of this redemption feature during the year ended June 30, 1995. This put option expired upon the consummation of the Company's IPO (Note 10) and all mandatorily redeemable shares were converted to 825,000 Common shares at that date and are outstanding at June 30, 1996.

10.      SHAREHOLDERS' EQUITY (DEFICIT)

     On June 24, 1996, the Company consummated its initial public offering of its Common stock and sold 1,028,600 of its Common shares raising gross proceeds of $6,685,900. In conjunction with the IPO, the Company effected a 4-for-5 reverse stock split of common stock. All information in these financial statements pertaining to shares of common stock and per share amounts have been adjusted to give retroactive effect to this action.

     Common stock

     Prior to June 24, 1996, the Company had two classes of common stock, Series A and Series B, authorized, issued and outstanding. The Board of Directors authorized 40,000,000 of Common Stock and upon the effective date of the IPO, the Series A and Series B common shares were reclassified to Common Stock. Holders of Common Stock are entitled to one vote per share. The Common Stock has no preemptive, redemption, conversion or other subscription rights.

     Series A common stock was entitled to one vote per share. In connection with the transaction below, the Series B nonvoting stock was eliminated and a revised Series B common stock was established which is entitled to one vote per share and has certain rights and preferences including the following: 1) proportional representation on the Board of Directors, 2) approval of and participation in certain financing and equity transactions and 3) conversion option to Series A common stock on a share-for-share basis.

     On June 4, 1994, the Company issued common stock under a Stock Purchase Agreement, representing 20% of the then outstanding common stock to Meredith in exchange for $2,000,000 in cash, a $900,000 note receivable (Note 6) and $2,100,000 in unearned royalties. Meredith also received an option to purchase an additional 823,532 shares of Series B common stock, representing 13 1/3% of the then outstanding common stock of the Company, at a purchase price of $6.07 per share which expired upon the earlier of June 30, 1999 or the date of an initial public offering. On June 24, 1996, Meredith exercised its option, in part, in conjunction with the conversion of $1,500,000 of its convertible debt to Series B common stock (Note 6). The remaining option expired upon the closing of the IPO.

     In connection with this transaction, Meredith received certain anti-dilution privileges, so that it would have the right to purchase Series B common stock sufficient to maintain an agreed upon ownership percentage. Upon the closing of the IPO, Meredith no longer receives anti-dilution privileges on equity transactions.

     As a condition of this transaction with Meredith, on June 9, 1994 the Company called the then outstanding mandatorily redeemable Series A preferred stock. Effective July 29, 1994, the Series A preferred stock shareholders elected to convert their shares to mandatorily redeemable Series A common stock as a result of this call (Note 9).

     As discussed in Note 6, on June 24, 1996, Meredith executed a partial exercise of its option to convert $1,500,000 of convertible debt to Series B common shares.

     Preferred stock

     Upon consummation of the Company's IPO, 300,000 shares of preferred stock with a par value of $.01 were authorized by the Board of Directors. This preferred stock allows for certain rights and preferences to be established by the Board of Directors. At June 30, 1996, there are no issued or outstanding preferred shares.

     Unearned royalties

     The Company entered into certain licensing agreements for the licensing of content provided by Meredith. Under these licensing agreements, the Company incurs royalty expenses based upon a percentage of net sales. As stipulated in the Stock Purchase Agreement, royalties owing under these licensing agreements are applied against the $2,100,000 unearned royalty amount discussed above. Royalties incurred through March 31, 1997 will be so applied to the unearned royalty amount; thereafter royalties incurred shall be paid in cash as outlined in the licensing agreements. Any remaining unearned royalty amount at March 31, 1997 shall be forgiven and the number of common shares shall not be adjusted. For the years ended June 30, 1995 and 1996, royalties of approximately, $272,000 and 337,000, respectively, have been incurred under Meredith license agreements.

     Stock options

     The Company has a Stock Option Plan (the "Plan") which provides for the granting of incentive stock options to employees, non-qualified stock option plans which provide for the granting of stock options to certain employees and consultants and an Outside Directors Stock Option Plan (the "Directors Plan") which provides for the annual granting of 2,500 stock options to each director. At June 30, 1996, the Company has reserved 1,249,400 shares of Common Stock for issuance under the Plan. Incentive and non-qualified stock options have ten year terms, and vest over periods determined by the Board of Directors, generally four years. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. Director Plan stock options vest and are exercisable in four equal annual installments and must be exercised within ten years after the date of grant.

     Prior to the June 1994 agreement with Meredith, options were generally granted at the fair market value of Multicom's stock on the date of grant and became exercisable under the terms of the agreements. Meredith however, placed certain limitations on the exercise price of options granted. Options granted from June 1994 to the date of the IPO were granted at the higher of the exercise price set by Meredith or the fair market value of Multicom stock on the date of grant. Subsequent to the IPO, Plan options will not be granted with an option exercise price of less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of all options granted under the Directors Plan will be equal to the fair market value of a share of Common Stock on the date of grant. In the event an option holder's employment is terminated, unexercised options will expire and any shares outstanding from the exercise of such options must be offered for repurchase by Multicom at their then fair market value, as defined by the agreements.

     A summary of stock option transactions for Common Stock under the Plan, individual option agreements and the Directors' Plan, is as follows:

----------------------------------------------------------------------------------------------------
                                               TOTAL COMMON       TOTAL SERIES A
                                              STOCK OPTIONS    OPTIONS OUTSTANDING  OPTION PRICE PER
                                               OUTSTANDING                               SHARE
----------------------------------------------------------------------------------------------------
June 30, 1994                                                          680,264       $ .25 - $1.00
   Grants                                                              568,544       $1.00 - $6.07
   Forfeitures                                                        (237,844)      $1.00 - $5.00
   Exercises                                                           (15,572)              $1.00
                                                                    ----------
June 30, 1995                                                          995,392
   Grants                                                              338,200       $2.30 - $6.50
   Forfeitures                                                        (163,800)      $1.00 - $6.07
   Exercises                                                           (80,248)      $ .25 - $1.00
                                                                    ----------
June 24, 1996                                                        1,089,544       $ .25 - $6.07
   Reclassification of Series A common
     stock options to Common Stock
     options                                    1,089,544           (1,089,544)      $ .25 - $6.07
   Grants                                           7,500                                    $6.50
                                                ---------           ----------
June 30, 1996                                   1,097,044                  ---       $ .25 - $6.50
                                                =========           ==========

----------------------------------------------------------------------------------------------------

     Common Stock options vest as follows:

       -------------------------------------------------------------------------
                                                      OPTIONS     EXERCISE PRICE
       -------------------------------------------------------------------------
       Vesting on or before June 30,
          1996                                         514,286    $ .25 - $6.07
          1997                                         212,361    $1.00 - $6.50
          1998                                         162,011    $1.00 - $6.50
          1999                                         139,761    $1.00 - $6.50
          2000                                          68,625    $1.00 - $6.50
                                                     ---------
                                                     1,097,044
                                                     =========

       -------------------------------------------------------------------------

     As of June 30, 1996, approximately 658,608 and 92,500 shares were available for grant under the Plan and Directors Plan, respectively.

     During fiscal 1995, the Company issued non-qualified stock options to purchase 64,000 shares of Series A common stock at an exercise price of $1 per share under a consulting agreement with a member of the Board of Directors.

     Although options are generally granted at an exercise price in excess of or equal to the fair market value of Multicom Common Stock, the Company has expensed approximately $60,000 and $31,000 for the years ended June 30, 1995 and 1996, respectively, in connection with the issuance of options at an exercise price less than the estimated fair market value at the date of grant.

     Additionally, warrants to purchase 24,720 shares of Series B common stock at an exercise price of $6.07 were issued to the bank in connection with the short-term bank borrowings discussed in Note 4. These warrants expire in June 2000. No value was assigned to these warrants.

     Subsequent to June 30, 1996, stock options to purchase 30,000 shares of Common Stock were issued to an employee under the terms of the Plan. These stock options carry an exercise price equal to the closing price of Multicom's Common Stock on the grant date.

11.      COMMITMENTS

     Leases

     Multicom leases office space and certain computer hardware and furniture and fixtures. Future minimum rentals under these lease agreements are approximately as follows:

       -------------------------------------------------------------------
       Year ending June 30,
       -------------------------------------------------------------------
          1997                                               $     393,000
          1998                                                     484,000
          1999                                                     517,000
          2000                                                     534,000
          2001                                                     323,000
                                                             -------------
                                                             $   2,251,000
                                                             =============

     Rent expense for the years ended June 30, 1995 and 1996 was $107,000 and $203,000, respectively.

     Royalties

     Multicom has numerous exclusive and nonexclusive licensing agreements in connection with certain content included in its products. These agreements extend over various periods of time and generally bear royalties of .5% to 15% of net sales as defined by the agreements. For the years ended June 30, 1995 and 1996, royalties of $554,000 and $633,000, respectively, have been expensed.

     401(k) Plan

     The Board of Directors approved the establishment of a 401(k) plan for all eligible employees. The plan was implemented subsequent to June 30, 1996.

12.      SUPPLEMENTAL CASH FLOW INFORMATION

     The following items are supplemental information of noncash investing and financing activities:

         In fiscal 1995, the Company issued 15,572 shares of Series A common stock for a note receivable in the amount of $15,572.

         In fiscal 1995, accretion of $106,738 was recorded on mandatorily redeemable stock.

         In fiscal 1996, Multicom issued 40,767 shares of Series B common stock in exchange for interest payable of $247,398.

         In fiscal 1996, warrants to purchase 16,481 shares of Series B common stock were issued in exchange for services rendered with a fair value of $49,485.

         In fiscal 1996, Multicom issued warrants to purchase 268,338 shares of Series A common stock in conjunction with debt issued to a lender (Note
         5), with a fair value of $805,015.

         In fiscal 1996, Multicom issued 247,219 shares of Series B common stock in conjunction with the conversion of $1,500,000 of shareholder debt to equity (Note 6).

         In fiscal 1996, mandatorily redeemable stock totaling $825,000 was converted to Common Stock (Note 9).

13.      SUBSEQUENT EVENT REGARDING FINANCING ARRANGEMENTS

         The Line of Credit Facility described in Note 4 contains financial covenants to be measured each calendar quarter. As of December 31, 1996 and March 31, 1997, the Company was not in compliance with certain covenants primarily due to operating losses incurred in those quarters. During April 1997, the Bank informed the Company that it would not advance funds in excess of then outstanding amount of $1,629,000 and that it was not presently considering renewing the Line of Credit Facility upon its expiration on July 5, 1997.

         Default under the Bank Line of Credit results in cross defaults under the convertible notes payable to Meredith Corporation described in Note 6 and the term debt described in Note 5 that have balances of approximately $177,000 and $1,825,000, respectively as of June 1997.

         The Company is currently seeking an alternative line of credit; however, the ultimate resolution of this matter cannot be determined at this time.

--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information ....................................................     3
Incorporation of Certain Documents by Reference ..........................     3
The Company ..............................................................     4
Risk Factors .............................................................     5
Selling Shareholders .....................................................    17
Plan of Distribution .....................................................    18
Use of Proceeds ..........................................................    18
Legal Matters ............................................................    18
Experts ..................................................................    18


                                1,275,091 SHARES

                            MULTICOM PUBLISHING, INC.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                                   ___, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                                  To be Paid
                                                                    By The
                                                                   Registrant
                                                                   ----------
SEC Registration Fee............................................       386
Nasdaq filing fee...............................................     7,500
Accounting fees and expenses....................................    10,000
Printing........................................................     4,000
Transfer agent and registrar fees and expenses..................       N/A
Blue Sky fees and expenses (including counsel fees).............       N/A
Legal fees and expenses.........................................    15,000
Miscellaneous expenses..........................................     3,114

        Total...................................................    40,000

    The Company will pay all expenses of registration, issuance and distribution of the shares being sold by the Selling Shareholders, excluding underwriting commissions and similar charges and legal fees and disbursements of counsel for the Selling Shareholders in excess of $10,000.

15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 23B.08.510 of the Washington Business Corporation Act (the "Corporation Act") provides in relevant part that "[a] corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (a) The individual acted in good faith; and (b) The individual reasonably believed: (i) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and (ii) In all other cases, that the individual's conduct was at least not opposed to its best interests; and (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful." In addition, pursuant to Section 23B.08.530 of the Corporation Act, "[a] corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if (a) The director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct (specified in the preceding sentence); and (b) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct." Similarly, Section 23B.08.570 of the Corporation Act permits a corporation to "indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract."

    The Company has included in its Articles of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Corporation Act and to indemnify its directors to the fullest extent permitted by law, except for liability resulting from the director's gross negligence. In addition, Article VIII of the Company's Bylaws provides that the Company may indemnify each person who is or was a director, officer, employee or agent of the Company to the full extent permitted by applicable law.

    The Company intends to enter into Indemnification Agreements with its directors and executive officers providing coverage greater than that afforded by these statutes and charter provisions.

    These indemnification provisions may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities (including reimbursement of expense incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    In addition, the Company has a directors' and officers' liability insurance policy that provides coverage for certain liabilities asserted against the Company's directors and officers, as well as the cost of defense.

ITEM 16. EXHIBITS.

    The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER   EXHIBIT TITLE
------   -------------
4.1*     Form of Certificate for Common Stock, filed as Exhibit 4.1 to the
         Company's Registration Statement on Form SB-2.

4.2*     Registration Rights Agreement dated as of March 31, 1997 between
         Multicom Publishing, Inc. and Vitaloon, Inc., filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-QSB for the period ended
         March 31, 1997.

4.3*     Registration Rights Agreement dated as of March 31, 1997, between
         Multicom Publishing, Inc. and GEM Management Ltd., filed as Exhibit 4.3 to the Company's Quarterly Report on Form 10-QSB for the period ended
         March 31, 1997.

4.4*     Letter Agreement dated March 31, 1997, between Multicom Publishing,
         Inc. and Sonic Solutions, filed as Exhibit 4.4 to the Company's
         Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.5*     Common Stock Purchase Agreement dated February 7, 1997, among Multicom
         Publishing, Inc., Tamara L. and Paul G. Attard; Friar, Harper & Arndt
         LLP; Peter Hairston, Jr.; Meredith Corporation; and Henrik N.
         Vanderlip, filed as Exhibit 10.1 to the Company's Quarterly Report on
         Form 10-QSB for the period ended March 31, 1997.

4.6*     First Amendment to Loan Agreement and Loan Documents dated February 7,
         1997, between Multicom Publishing, Inc. and Sirrom Investments, Inc., with Amended and Restated Secured Promissory Note payable to Sirrom
         Investments, Inc., filed as Exhibit 10.2 to the Company's Quarterly
         Report on Form 10-QSB for the period ended March 31, 1997.

4.7*     Series A Preferred Stock Securities Purchase Agreement dated February
         7, 1997, between Multicom Publishing, Inc. and Sirrom Investments,
         Inc., filed as Exhibit 10.3 to the Company's Quarterly Report on Form
         10-QSB for the period ended March 31, 1997.

4.8*     Second Amendment to Loan Agreement and Loan Documents dated February
         11, 1997, between Multicom Publishing, Inc. and Sirrom Investments,
         Inc., with Amended and Restated Secured Promissory Note payable to
         Sirrom Investments, Inc., filed as Exhibit 10.4 to the Company's
         Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.9*     Series A Preferred Stock Securities Purchase Agreement (II) dated
         February 11, 1997, between Multicom Publishing, Inc. and Sirrom
         Investments, Inc., filed as Exhibit 10.5 to the Company's Quarterly
         Report on Form 10-QSB for the period ended March 31, 1997.

4.10*    Convertible Preferred Stock Purchase Agreement dated as of March 31,
         1997, between Multicom Publishing, Inc. and Vitaloon, Inc., filed as
         Exhibit 10.6 to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.11*    Preferred Stock Purchase Agreement dated as of March 31 1997, between
         Multicom Publishing, Inc. and GEM Management Ltd., filed as Exhibit
         10.7 to

         the Company's Quarterly Report on Form 10-QSB for the period ended
         March 31, 1997.

4.12 Warrant to Purchase Common Stock of Multicom Publishing, Inc. dated as of March 31, 1997.

4.13 Warrant to Purchase Common Stock of Multicom Publishing, Inc. dated as of March 31, 1997.

5.1      Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1     Consent of Price Waterhouse LLP, independent accountants.

23.2     Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
         (included in Exhibit 5.1).

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

----------
* Incorporated by reference.

ITEM 17. UNDERTAKINGS.

         A. The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         E. The undersigned Registrant hereby undertakes that:

               (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

               (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 30th day of June 1997.

                                  Multicom Publishing, Inc.


                                  By:   /s/ Tamara L. Attard
                                        ----------------------------------------
                                        Tamara L. Attard
                                        Chairman and Chief Executive
                                        Officer

                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Multicom Publishing, Inc., hereby severally constitute and appoint Tamara L. Attard and Ellen R.M. Boyer, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Multicom Pulbishing, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 30, 1997 by the following persons in the capacities indicated.

        SIGNATURE                                     TITLE
        ---------                                     -----
/s/ Tamara L. Attard                Chief Executive Officer and
-----------------------------       Chairman (Principal Executive Officer)

/s/ Ellen R.M. Boyer                Vice President of Finance and
-----------------------------       Administration and Chief Financial Officer

/s/ Paul G. Attard                  President and Director
-----------------------------

/s/ Larry D. Hartsook               Director
-----------------------------

/s/ William H. Luden III            Director
-----------------------------

/s/ Henrik N. Vanderlip             Director
-----------------------------

                                INDEX TO EXHIBITS

Exhibit No.                                                                         Page No.
-----------                                                                         --------
4.1*        Form of Certificate for Common Stock, filed as Exhibit 4.1 to the
            Company's Registration Statement on Form SB-2.

4.2*        Registration Rights Agreement dated as of March 31, 1997 between
            Multicom Publishing, Inc. and Vitaloon, Inc., filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.3*        Registration Rights Agreement dated as of March 31, 1997, between
            Multicom Publishing, Inc. and GEM Management Ltd., filed as Exhibit
            4.3 to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.4*        Letter Agreement dated March 31, 1997, between Multicom Publishing,
            Inc. and Sonic Solutions, filed as Exhibit 4.4 to the Company's
            Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.5*        Common Stock Purchase Agreement dated February 7, 1997, among
            Multicom Publishing, Inc., Tamara L. and Paul G. Attard; Friar,
            Harper & Arndt LLP; Peter Hairston, Jr.; Meredith Corporation; and
            Henrik N. Vanderlip, filed as Exhibit 10.1 to the Company's
            Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.6*        First Amendment to Loan Agreement and Loan Documents dated February
            7, 1997, between Multicom Publishing, Inc. and Sirrom Investments,
            Inc., with Amended and Restated Secured Promissory Note payable to
            Sirrom Investments, Inc., filed as Exhibit 10.2 to the Company's
            Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.7*        Series A Preferred Stock Securities Purchase Agreement dated
            February 7, 1997, between Multicom Publishing, Inc. and Sirrom
            Investments, Inc., filed as Exhibit 10.3 to the Company's Quarterly
            Report on Form 10-QSB for the period ended March 31, 1997.

4.8*        Second Amendment to Loan Agreement and Loan Documents dated February
            11, 1997, between Multicom Publishing, Inc. and Sirrom Investments,
            Inc., with Amended and Restated Secured Promissory Note payable to
            Sirrom Investments, Inc., filed as Exhibit 10.4 to the Company's
            Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.9*        Series A Preferred Stock Securities Purchase Agreement (II) dated
            February 11, 1997, between Multicom Publishing, Inc. and Sirrom
            Investments, Inc., filed as Exhibit 10.5 to the Company's Quarterly
            Report on Form 10-QSB for the period ended March 31, 1997.

4.10*       Convertible Preferred Stock Purchase Agreement dated as of March 31,
            1997, between Multicom Publishing, Inc. and Vitaloon, Inc., filed as
            Exhibit 10.6 to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.11* Preferred Stock Purchase Agreement dated as of March 31 1997, between Multicom Publishing, Inc. and GEM Management Ltd., filed as
            Exhibit 10.7 to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

4.12 Warrant to Purchase Common Stock of Multicom Publishing, Inc. dated as of March 31, 1997.

4.13 Warrant to Purchase Common Stock of Multicom Publishing, Inc. dated as of March 31, 1997.

5.1         Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1        Consent of Price Waterhouse LLP, independent accountants.

23.2        Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
            (included in Exhibit 5.1).

24.1        Power of Attorney (included in the Signature Page contained in Part
            II of the Registration Statement).

----------
*  Incorporated by reference.